Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
March 6, 2007	NASDAQ: UAPH

UAP HOLDING CORP. NAMES NEW INDEPENDENT DIRECTOR

GREELEY, Colo. –March 6, 2007 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced that Scott L. Thompson has been elected to the company’s board as an independent director effective March 6, 2007, filling the seat vacated by Joshua J. Harris.

“Scott Thompson brings additional depth and diversification to the UAP board,” said Kenny Cordell, UAP Holding Corp.’s chairman, president and CEO. “We are pleased that he has joined the board and look forward to his participation and leadership.”

Mr. Thompson was the Executive Vice President, Chief Financial Officer and Treasurer of Group 1 Automotive, Inc. (NYSE:GPI). Mr. Thompson also served as President and on the Board of Directors of various subsidiaries of Group 1 Automotive, Inc. Prior to joining Group 1 Automotive, Mr. Thompson served as Executive Vice President, Operations and Finance for KSA Industries, Inc.

Mr. Thompson is a Certified Public Accountant and is currently on the board of Directors of Conn’s Inc. (Nasdaq:CONN) and Houston Wire and Cable (Nasdaq:HWCC).

About UAP Holding Corp.:

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements, which include comments made by management in the press release, are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

CONTACT: UAP Holding Corp.

Karla Kimrey, 970-356-4400

SOURCE: UAP Holding Corp.